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                                                                     EXHIBIT 5.1


                [LETTERHEAD OF FAY M. MATSUKAGE APPEARS HERE]

                                 JUNE 19, 1995


Ajay Sports, Inc.
7001 Orchard Lake Road, Suite 424
West Bloomfield, Michigan 48322-3608

Gentlemen:

     As counsel for your company, I have obtained an opinion letter from your general counsel as to your Certificate of Incorporation, Bylaws, and such other corporate records, documents, and proceedings and such questions of law as I have deemed relevant for the purpose of this opinion.


     I have also examined the Registration Statement of your company on Form S-2 which was transmitted for filing with the Securities and Exchange Commission (the "Commission") on April 21, 1995, as well as Amendment No. 1 thereto, to be filed with the Commission on June 20, 1995, covering the registration under the Securities Act of 1933, as amended, of the following:

     (a) 603,750 shares of Series C 10% Cumulative Convertible Preferred Stock (the "Preferred Stock") to be sold to the public pursuant to the terms of the Underwriting Agreement;

     (b) shares of Common Stock underlying the Preferred Stock Conversion;

     (c) 603,750 Common Stock Purchase Warrants (the "Warrants") to be sold to the public pursuant to the terms of the Underwriting Agreement;

     (d) 1,487,220 shares of Common Stock issuable upon exercise of the Warrants;

     (e) 52,500 Underwriter's Warrants to purchase shares of the Preferred
Stock;

     (f) 52,500 shares of Preferred Stock underlying the Underwriter's Warrants;

     (g) shares of Common Stock underlying the Preferred Stock conversion;

     (h) 52,500 Underwriter's Warrants to purchase Warrants;
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Ajay Sports, Inc.
June 19, 1995
Page 2

     (i) 52,500 Warrants underlying the Underwriter's Warrants; and

     (j) 52,500 shares of Common Stock issuable upon exercise of the Warrants,

including the exhibits and form of prospectus (the "Prospectus") filed therewith.

     On the basis of such examination, I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease, license, and use its properties and assets and to carry on the businesses in which it is now engaged.

     2. The Company has an authorized capitalization as set forth in the Prospectus.

     3. Upon filing a certificate of designation with the Secretary of State of Delaware, the shares of Preferred Stock of the Company to be issued pursuant to the Underwriting Agreement or the exercise of the Underwriter's Warrants will be validly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with and (b) such shares have been duly delivered against payment therefor as contemplated by the Underwriting Agreement or the Underwriter's Warrants, such shares will be validly issued, fully paid, and nonassessable.

     4. The shares of Common Stock of the Company to be issued upon the conversion of the Preferred Stock of the Company are validly authorized and, assuming (a) the shares of Common Stock so issuable will be validly authorized on the dates of conversion, (b) such shares of Preferred Stock will be validly authorized, validly issued, fully paid, and nonassessable on the dates of conversion, and (c) no change occurs in the applicable law or the pertinent facts, when (d) the pertinent provisions of such "blue sky" and securities laws as may be applicable have been complied with and (e) such shares of Preferred Stock are converted in accordance with the terms of the Certificate of Incorporation of the Company, the shares of Common Stock so issuable will be validly issued, fully paid, and nonassessable.

     5. The Warrants have been duly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and of such "blue sky" and securities laws as may be applicable have been complied with, (b) the Warrants have been executed and authenticated in the manner set forth in the Warrant Agreement, and
(c) the Warrants have been issued and delivered in the manner set forth in the Prospectus or the Underwriter's Warrants against payment therefor, the Warrants will have been validly executed, authenticated, issued, and delivered, will constitute the legal, valid, and binding obligations of the Company,
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Ajay Sports, Inc.
June 19, 1995
Page 3

will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with their terms and the terms of the Warrant Agreement or the Underwriter's Warrants, and will be entitled to the benefits provided by the Warrant Agreement or the Underwriter's Warrants.

     6. The shares of Common Stock of the Company to be issued upon the exercise of the Warrants are validly authorized and, assuming (a) the shares of Common Stock so issuable will be validly authorized on the dates of exercise,
(b) on the dates of exercise, the Warrants will have been duly executed, authenticated, issued, and delivered, the Warrant Agreement will have been duly executed and delivered, the Warrants and the Warrant Agreement will constitute the legal, valid, and binding obligations of the Company, the Warrants and the Warrant Agreement will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' right generally) be enforceable as to the Company in accordance with their terms and the terms of the Warrant Agreement (in the case of the Warrants) and in accordance with its terms (in the case of the Warrant Agreement), and the Warrants will be entitled to the benefits provided by the Warrant Agreement, and (c) no change occurs in the applicable law or the pertinent facts, when (d) the pertinent provisions of such "blue sky" and securities laws as may be applicable have been complied with and
(e) the Warrants are exercised in accordance with their terms and the terms of the Warrant Agreement, the shares of Common Stock so issuable will be validly issued, fully paid, and nonassessable.

     7. The Underwriter's Warrants have been duly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and of such "blue sky" and securities laws as may be applicable have been complied with, (b) the Underwriter's Warrants have been executed and (c) the Underwriter's Warrants have been issued and delivered in the manner set forth in the Prospectus against payment therefor, the Underwriter's Warrants will have been validly executed, issued, and delivered, will constitute the legal, valid, and binding obligations of the Company, will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with their terms.

     I hereby consent to the use of my name in the Registration Statement and Prospectus in the section captioned "Legal Matters," and I also consent to the filing of this opinion as an exhibit thereto. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                        /s/ FAY M. MATSUKAGE
                                            --------------------
                                            Fay M. Matsukage